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                                                              EXHIBIT 11.2
                             UNISYS CORPORATION
              STATEMENT OF COMPUTATION OF EARNINGS PER SHARE
             FOR THE THREE MONTHS ENDED JUNE 30, 1997 AND 1996
                                (UNAUDITED)
                      (Millions, except share data)
                                                  1997             1996
                                               -----------     -----------
Primary Earnings Per Common Share

Average Number of Outstanding Common Shares    175,121,679     172,702,498
Additional Shares Assuming Exercise of
    Stock Options                                  783,907         482,347
                                               -----------     -----------
Average Number of Outstanding Common Shares
    and Common Share Equivalents               175,905,586     173,184,845
                                               ===========     ===========
Net Income                                     $      41.9     $       5.3
Dividends on Series A, B and C Preferred Stock  (     27.8)     (     30.2)
                                               -----------     -----------
Primary Earnings (Loss) on Common Shares       $      14.1     $(     24.9)
                                               ===========     ===========
Primary Earnings (Loss) Per Common Share       $       .08     $(      .14)
                                               ===========     ===========
Fully Diluted Earnings Per Common Share

Average Number of Outstanding Common
Shares and Common Share Equivalents            175,905,586     173,184,845
Additional Shares:
    Assuming Conversion of Series A
         Preferred Stock                        47,454,036      47,454,135
    Assuming Conversion of 8 1/4%
         Convertible Notes due 2000             33,697,387      33,697,387
    Assuming Conversion of 8 1/4%
         Convertible Notes due 2006             43,490,909      43,490,909
    Attributable to Stock Plans                  1,100,412         198,612
                                               -----------     -----------
Common Shares Outstanding Assuming
    Full Dilution                              301,648,330     298,025,888
                                               ===========     ===========

Primary Earnings (Loss) on Common Shares       $      14.1     $(     24.9)
Exclude Dividends on Series A Preferred Stock         26.7            26.6
Interest Expense on 8 1/4% Convertible Notes,
    due 2000, Net of Applicable Tax                    4.8             4.8
Interest Expense on 8 1/4% Convertible Notes,
    due 2006, Net of Applicable Tax                    4.2             4.1
                                               -----------     -----------
Fully Diluted Earnings on Common Shares        $      49.8     $      10.6
                                               ===========     ===========
Fully Diluted Earnings per Common Share        $       .17     $       .04
                                               ===========     ===========
Earnings (Loss) Per Common Share As Reported
    Primary                                    $       .08     $(      .14)
                                               ===========     ===========
    Fully Diluted                              $       .08     $(      .14)
                                               ===========     ===========

The computation for 1997 is based on the weighted average number of outstanding common shares and additional shares assuming the exercise of stock options. The computation for 1996 is based solely on the weighted average number of outstanding common shares. Neither period assumes conversion of the convertible notes or Series A preferred stock since such conversions would have been antidilutive.
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